Exhibit 99.(d)(2)(A)

AMERICAN BEACON SELECT FUNDS

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 29th day of December, 2023, by and between American Beacon Advisors, Inc., a Delaware Corporation (the “Manager”) and AHL Partners LLP, an England and Wales limited liability partnership (the “Adviser”);

WHEREAS, the American Beacon Select Funds, a Massachusetts Business Trust (“Trust”), is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”), consisting of several series funds of shares, each having its own investment policies; and

WHEREAS, the Trust has retained the Manager to provide the Trust with business and asset management services, subject to the control of the Board of Trustees (the “Board”); and

WHEREAS, the Trust’s agreement with the Manager permits the Manager to delegate to other parties certain of its asset management responsibilities; and

WHEREAS, the Adviser is authorized and regulated by the Financial Conduct Authority of the United Kingdom (“FCA”), is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), is registered as a commodity trading advisor (“CTA”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”);

WHEREAS, the Manager, with the approval of the Trust’s Board of Trustees (“Trustees”), including a majority of the Trustees who are not “interested persons” as defined in the Investment Company Act, desires to retain the Adviser to render investment management services to the Trust with respect to certain of its funds and such other funds as the Trust and the Adviser may agree upon and so specify in the Schedule(s) attached hereto (collectively the “Funds”) and as described in the Trust’s registration statement on Form N-1A as amended from time to time, and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	(a) Duties of the Adviser. The Manager appoints the Adviser to manage the investment and reinvestment of such portion, if any, of the Funds’ assets as is designated by the Manager from time to time, and, with respect to such assets, to continuously review, supervise, and administer the investment program of the Funds, to determine in the Adviser’s discretion the assets to be acquired or disposed of for a Fund portfolio and to coordinate with other Fund service providers as necessary to effectuate acquisitions and dispositions of such investments upon reasonable prior written notice to the Adviser, to provide the Manager and the Trust with records concerning the Adviser’s activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust’s officers and Board concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser also shall initially determine and make such
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modifications to the identity and number of shares of the Deposit Securities and the Fund Securities required for a Fund Deposit or Fund Redemption for each Fund as may be necessary as a result of rebalancing adjustments and corporate action events, and may give directions to the Funds’ custodian with respect to such designation. Capitalized terms used but not defined in the preceding sentence have the meaning set forth in the Funds’ current registration statement. The Adviser shall discharge the foregoing responsibilities (1) in conformity with all applicable securities law, including but not limited to the Investment Company Act, the Advisers Act, the Commodity Exchange Act, as amended, the Securities Act of 1933, as amended, (“Securities Act”), and the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules thereunder, (2) subject to the Manager’s oversight and the control of the officers and Board of the Trust and in compliance with such policies as the Board may from time to time establish, (3) in compliance with the objectives, policies, and limitations for each such Fund set forth in the Trust’s current registration statement as amended from time to time and applicable laws and regulations, and (4) in compliance with such other investment guidelines or restrictions established from time to time by the Manager or the Trust and agreed to by the Adviser, which shall be communicated in writing by the Manager to Adviser in advance. The Adviser accepts such appointment and agrees to render the services for the compensation specified herein and to provide at its own expense the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. (With respect to any of the Fund assets allocated for management by the Adviser, the Manager will make the investment decisions with respect to any residual cash in the Fund. The Manager agrees to provide this service.) The Adviser has categorized each Fund as a professional client (as defined in the rules, guidance, principles and codes comprised in the Handbook of Rules and Guidance issued by the FCA (the “FCA Rules”)) and the Adviser will provide its services hereunder on that basis. Each Fund has the right to request that the Adviser categorize it as a retail client (as defined in the FCA Rules) either generally or in specific circumstances. However, it is the Adviser’s policy not to agree to such requests from its clients. The Manager will instruct the Trust’s custodian(s) to hold and/or transfer the Funds’ assets in accordance with Proper Instructions received from the Adviser. (For this purpose, the term “Proper Instructions” shall have the meaning(s) specified in the applicable agreement(s) between the Trust and its custodian(s), but generally refers to a writing by the representatives of the Adviser who have been authorized by the Board from time to time to provide instructions to the Trust’s custodian. For the purpose of clarification, “Proper Instructions” can be instructions in any format, including, without limitation, electronic instructions that are agreed upon in writing by the Adviser and the Trust’s custodian.)

The Adviser is authorized on behalf of the Funds, and consistent with the investment discretion delegated to the Adviser herein, to: (i) negotiate the terms of any documents including, without limitation, futures and options transactions, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, and other investment related agreements required to meet the obligations of the Trust with respect to any investments made for the Funds. Such documentation

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includes but may not be limited to any market and/or industry standard documentation and the standard representations contained therein. The Adviser is authorized on behalf of the Manager to make all elections required in such agreements, instruments and documentation and to receive all related notices from brokers or other counterparties. The Manager also authorizes the Adviser as agent and attorney-in-fact to make transactions in futures contracts and options on futures contracts on margin, for the Funds, and authorizes each broker with whom the Adviser makes such transactions to follow its instructions with respect to such transactions. The Manager (i) understands and agrees that Adviser will determine that such transactions are permitted before instructing a broker to enter into such transactions and that any broker receiving an order for any such transaction will have no independent obligation to ensure that the transactions are consistent with the Trust’s registration statement with respect to the Funds or the Funds’ investment guidelines; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, provided, however, that (a) the Adviser shall be responsible for ensuring that any such representations are consistent with the relevant Fund’s investment policies and other governing documents with respect to the investment policies and governing documents applicable to the investments managed by the Adviser; (b) with the reasonable assistance of the Manager, the Adviser shall be responsible for providing all notifications and delivering all documents required to be provided or delivered by a Fund under such documentation; and (c) the Adviser shall promptly notify the Manager of any event of default, potential event of default that in the Adviser’s sole discretion is likely to occur or termination event affecting a Fund under such documentation. The Adviser further shall have the authority to instruct the custodian to: (i) pay cash for property delivered for the Funds, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Funds; (iii) deposit margin or collateral which shall include the transfer of money or other property to the extent necessary to meet the obligations of the Funds with respect to any investments made pursuant to the Trust’s registration statement, provided, however, that unless otherwise approved by the Manager, any such deposit of margin or collateral shall be effected by transfer or segregation within an account maintained for the Funds by its custodian subject to control agreement, acceptable in form and substance to the Manager, pursuant to which such custodian agrees and accepts entitlement, orders or instructions from the secured party with respect to such margin or collateral. The Adviser shall not have the authority to cause the Manager or the Trust to deliver property or pay cash to the Adviser other than payment of the advisory fee provided for in this Agreement. The Adviser will not be responsible for the cost of brokerage commissions or any other Trust expenses except as specified in this Agreement.

(b) Valuation. In accordance with procedures and methods established by the Manager, which may be amended from time to time, the Adviser will provide assistance to the Manager in determining the fair value of all investments made by the Adviser and owned by the Funds, and use reasonable efforts to arrange for the provision of valuation information or prices from parties independent of the Adviser with respect to the investments owned by the Funds for which market prices are not readily available. The Adviser, to the extent that it becomes aware of potentially

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significant events that could affect the values of the investments owned by the Funds, will notify the Manager when, in its opinion, such event has occurred and may not be reflected in the market values of such investments. The Adviser will maintain adequate records with respect to valuation information provided hereunder, and shall provide such information to Manager upon request.

(c) Compliance and Other Matters. The Adviser, at its expense, shall provide the Manager with such compliance reports and certifications relating to its duties under this Agreement and the federal securities and commodities laws as may be agreed upon by such parties from time to time. The Adviser also shall:

(i)	continue to be a duly formed legal entity, validly existing under the laws of its jurisdiction of formation, fully authorized to enter into this Agreement and carry out its duties and obligations hereunder;
(ii)	be registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) under the Advisers Act, and be registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed, except where the failure to be so licensed would not have an adverse effect on the Adviser, Manager, Fund or Trust. The Adviser shall maintain such registration or license in effect and in good standing at all times during the term of this Agreement;
(iii)	be registered with the U.S. Commodity Futures Trading Commission (“CFTC”) as a commodity trading advisor and be a member of the National Futures Association (“NFA”). The Adviser shall maintain such registration or license in effect and in good standing at all times during the term of this Agreement;
(iv)	at all times provide its best judgment and effort to the Manager and the Trust in carrying out its obligations hereunder;
(v)	use at least the same care and skill in providing such services as it uses in providing services to other similar accounts for which it has investment management responsibilities;
(vi)	(a) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, custodian, transfer agent and pricing agents and all other agents and representatives of the Funds, the Trust and the Manager; (b) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Funds, the Trust and the Manager; (c) provide prompt responses to reasonable requests made by such persons; and (d) maintain any appropriate interfaces with each so as to promote the efficient exchange of information. Without limitation of the foregoing, the Adviser shall comply with all statutory and regulatory requirements relating to derivatives transactions entered into by the Adviser for or on behalf of the Trust or any of its Funds, including without limitation, compliance with all recordkeeping and reporting requirements pursuant to Parts 43, 45 and 46 of the regulations of the CFTC (provided, however, that, upon request by the Manager, the Adviser shall provide such records to the Manager within three business days in order for the Manager and the Fund to be in compliance with CFTC Regulation 45.2(e)(2)) and comparable rules of the SEC (collectively, the “Derivatives Recordkeeping and Reporting Rules”);
(vii)	maintain a written Code of Ethics complying with the requirements of Rule 204A-1 under the Advisers Act and provide the Manager with a current copy of the Code of
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Ethics. Within (20) twenty days of the end of each calendar quarter certify to the Manager that the Adviser has complied with the requirements of Rule 204A-1 during the previous calendar quarter and that there have been no material violations of the Code of Ethics or, if a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Manager, the Adviser shall permit representatives of the Manager to examine the reports (or summaries of the reports) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics;

(viii)	assist the Trust and the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the Investment Company Act. Specifically, the Adviser represents that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, as amended, and shall provide the CCO with reasonable access to information regarding the Adviser’s compliance program, which access shall include on-site visits with the Adviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Adviser’s compliance program;
(ix)	comply with the Trust’s policy on selective disclosure of portfolio holdings of the Funds as described in the Trust’s current registration statement, and upon request from the Manager, provide a certification to the Manager with respect to compliance with the Trust’s selective disclosure policy;
(x)	treat confidentially and as proprietary all records and other information relating to the Funds, and not use records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Manager or when so requested by the Manager or required by law or regulation;
(xi)	promptly notify the Manager of any material change to the trading model, portfolio management, the roles and responsibilities of any personnel of the Adviser named in the Fund’s prospectus or statement of additional information (“SAI”) or any other material matter that may require disclosure to the Board and/or shareholders of the Funds;
(xii)	provide the Manager with a current and complete copy of the Adviser’s Form ADV, and any material supplements or amendments thereto;
(xiii)	provide the Manager with a current list of persons the Adviser wishes to have authorized to give instructions to the Trust’s custodian regarding assets of the Funds;
(xiv)	be responsible for the filing of Schedule 13D/13G and Form 13F, and any non-U.S. securities filing equivalents of these filings, including the Fund’s holdings over which the Adviser and its affiliates have investment and/or voting discretion;
(xv)	provide reasonable assistance to the Manager, the Trust or its agent in processing class action paperwork, for any security held within the Funds managed by the Adviser;
(xvi)	not permit any employee of the Adviser to have any material connection with the handling of the Funds if such employee has been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction, from acting as an investment adviser or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security;
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(xvii)	regularly report to the Manager on the investment program for the Funds and the issuers and securities represented in the Funds, and furnish the Manager, with respect to the Funds, such periodic and special reports as the Manager may reasonably request, including, but not limited to, reports concerning transactions and performance of each Fund, reports regarding compliance with the Trust’s procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the Investment Company Act, Section 28(e) of the Exchange Act, compliance with investment guidelines and restrictions, trade errors (for the avoidance of doubt, trade errors shall not include system events), liquidity determinations, and compliance with the Adviser’s Code of Ethics, and such other procedures or requirements that the Manager may reasonably request from time to time;
(xviii)	promptly review the Trust’s prospectus and SAI applicable to the Funds, and any amendments or supplements thereto, which relate to the Adviser or its services to the Funds and approve such disclosure, including any performance information the Adviser provides that is included in or serves as the basis for information included in the prospectus or statement of additional information, confirm such prospectus or statement of additional information contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Adviser further agrees to notify the Manager promptly of any material fact known to the Adviser respecting or relating to the Adviser that is not contained in the prospectus or statement of additional information for the Trust, or any amendment or supplement thereto, or of any statement respecting or relating to the Adviser contained therein that becomes untrue in any material respect. With respect to the disclosure respecting each Fund, the Adviser represents and agrees that the description in the Trust’s prospectus and statement of additional information regarding investment objectives and strategies is consistent with the manner in which the Adviser intends to manage the Funds, and the description of risks is consistent with risks known to the Adviser that arise in connection with the manner in which the Adviser intends to manage the Funds. The Adviser further agrees to notify the Manager promptly in the event that the Adviser becomes aware that the prospectus or statement of additional information for a Fund is inconsistent in any material respect with the manner in which the Adviser is managing the Fund, and in the event that the description of risks is inconsistent in any material respect with the risks known to the Adviser that arise in connection with the manner in which the Adviser is managing the Fund. In addition, the Adviser agrees to comply with the Manager’s reasonable request for information regarding the personnel of the Adviser who are responsible for the day-to-day management of the Trust’s assets as may be required to be disclosed in the prospectus or statement of additional information;
(xix)	upon request, provide certifications to the principal executive and financial officers of the Trust (the “certifying officers”) that support the certifications required to be made by the certifying officers in connection with the preparation and/or filing of the Trust’s Form N-CSRs, shareholder reports, financial statements, and other disclosure documents or regulatory filings, in such form and content as the Trust shall reasonably request or in accordance with procedures adopted by the Trust;
(xx)	upon request, provide the Manager with a certificate regarding the Adviser’s compliance with its bunched orders policy; and
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(xxi)	provide the Manager with such other information, compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be reasonably necessary, including for purposes of Forms N-PORT and N-CEN.

(d) Acknowledgements of the Manager. For the avoidance of doubt, save as set out in the prospectus and SAI and such other investment guidelines or restrictions as may be established from time to time, the Manager confirms that there are not: (i) any limits or restrictions on the length of time for which it wishes the Funds to hold any particular investment; (ii) any preferences regarding risk taking; (iii) any particular risk profile; or (d) any particular purpose for its investment. Except as provided by or pursuant to this Agreement, the prospectus, the Investment Company Act, or the investment guidelines, there will be no restrictions on the extent of the Adviser’s investment discretion. Further, the Manager acknowledges the risks set forth in the prospectus regarding the Adviser’s investment program.

2. Fund Transactions. The Adviser is authorized to select the brokers or dealers and futures commission merchants (including, to the extent permitted by law and applicable Trust guidelines, the Adviser or any of its affiliates) that will execute the purchases and sales of portfolio assets for the Funds and is directed to use its best efforts to obtain best execution as described in the Trust’s current registration statement as amended from time to time. In selecting brokers or dealers, the Adviser may give consideration to factors other than price, including, but not limited to, a broker or counterparty’s ability to effect the transactions, its ability to seek best execution as well as such broker or counterparty’s facilities, reliability and financial responsibility. Any such services or information which the Adviser receives in connection with activities for the Funds may also be used for the benefit of other clients and customers of the Adviser or any of its affiliates. The Adviser will promptly communicate to the Manager and to the officers and Board of the Trust such information relating to Fund transactions as they may reasonably request. The Adviser shall not, without the prior approval of the Manager, effect any transactions which would cause the portion of the Fund’s assets designated to the Adviser to be out of compliance with any restrictions or policies of the Funds established by the Manager or set forth in the Funds’ registration statement.

3. Voting Rights. Unless otherwise directed by the Manager, the Adviser shall receive and exercise the voting rights with respect to any and all proxies regarding the assets in the Funds in the best interest of Fund shareholders and in accordance with the Adviser’s then current proxy voting policy (or other policy to that effect) and procedures, a copy of which has been provided to the Manager. The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX), including a record of all proxies not voted and/or voted inconsistently with Adviser’s proxy voting guidelines. The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies (or other policies to that effect) and procedures with applicable federal statutes and regulations. This paragraph shall only apply to the extent the Fund invests in voting securities.

The Manager reserves the right to exercise voting rights on any assets held in the Funds on an individual security or ongoing basis, upon notice to the Adviser of the Manager intending to exercise such rights.

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4. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1, 2 and 3 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule(s) attached hereto and made a part of this Agreement. Such compensation shall be accrued daily and paid to the Adviser monthly in arrears, and the Manager shall calculate the fee by applying the annual percentage rate(s) as specified in the attached Schedule(s) to the average daily net assets of the specified Funds during the relevant month. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule(s), there shall be included such other assets as may be specified in said Schedule(s). The Manager is solely responsible for the payment of fees to the Adviser.

The Adviser shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Adviser’s services under this Agreement, including, but not limited to, salaries, benefits, overhead, travel, and preparation of reports. Upon request by the Manager, the Adviser agrees to reimburse the Manager for costs associated with certain supplements to the Funds’ disclosure documents (“Supplements”). Such Supplements are those generated due to changes by Adviser requiring prompt disclosure in a Fund’s prospectus, statement of additional information, and/or information statement and for which, at the time of notification by Adviser to Manager of such changes, the Trust is not already generating a supplement for other purposes or for which the Manager may not be able to reasonably add such changes to a pending supplement. Such changes by Adviser include, but are not limited to, changes to its structure, key investment personnel, and investment style or management. The Adviser shall reimburse the Manager or the Trust, as applicable, for all of the costs associated with generating such Supplements, and/or any required Board and/or proxy or information statement expenses related to approving a change in control of the Adviser. Reimbursable costs may include, but are not limited to, costs of preparation, filing, printing, postage, and/or distribution of such Supplements to all existing Fund shareholders.

5. Other Services. At the request of the Manager, the Adviser in its discretion may make available office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Manager at a price to be agreed upon by the Adviser and the Manager.

6. Reports. The Manager (on behalf of the Trust) and the Adviser agree to furnish to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7. Status of Adviser. The services of the Adviser to the Trust and Manager are not to be deemed exclusive, and the Adviser and its directors, officers, employees and affiliates shall be free to render similar services to others so long as its services to the Trust and Manager are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Manager or the Trust in any way or otherwise be deemed an agent to the Manager or the Trust.

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8. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act, CFTC Regulations 4.23 and 4.33 or the Derivatives Recordkeeping and Reporting Rules that are prepared or maintained by the Adviser on behalf of the Manager or the Trust are the property of the Manager or the Trust, respectively, and will be surrendered promptly to the Manager or Trust on request, provided that the Adviser shall be entitled to retain a copy of such records if it is legally required to do so. Adviser authorizes Manager’s use of the Adviser’s service marks and/or trademarks in connection with the marketing of the Funds, including but not limited to, the Funds’ registration statements and fact sheets. In addition, the Manager acknowledges and agrees that it has no rights in or to the Adviser’s name beyond the limited use rights granted herein.

9. Liability. The Adviser, its affiliates or their respective officers, directors, employees and agents (collectively, the “Covered Persons”) shall have no liability to the Trust, its shareholders, the Manager or any third party arising out of or related to this Agreement, provided however, the Covered Persons agree to, and shall indemnify and hold harmless the Trust and its shareholders, the Manager, any affiliated person within the meaning of Section 2(a)(3) of the Investment Company Act, and each person, if any, who, within the meaning of Section 15 of the Securities Act, controls the Manager, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Trust and its shareholders, the Manager or such affiliated person or controlling person may become subject under the securities or commodities laws, any other federal or state law, at common law or otherwise, arising out of or in connection with the performance of any Covered Person’s responsibilities to the Trust and the Manager which may be based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, any Covered Person’s obligations and/or duties under this Agreement. The U.S. federal and state securities laws impose liabilities on persons who act in good faith, and therefore, nothing in this Agreement is intended to limit the obligations of any Covered Persons under such laws.

Neither the Manager nor the Trust shall have any liability to any Covered Person or any third party arising out of or related to this Agreement, provided however, the Manager agrees to indemnify and hold harmless, all Covered Persons against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which a Covered Person may become subject under the securities or commodities laws, any other federal or state law, at common law or otherwise, arising out of the Manager’s responsibilities to any Covered Person which may be based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Manager’s obligations and/or duties under this Agreement by the Manager or by any of its directors, officers, employees, agents, or any affiliate acting on behalf of it.

The indemnification in this Section shall survive the termination of this Agreement.

10. Permissible Interests. To the extent permitted by law, Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise; provided that all such interests shall be fully disclosed between the parties on an ongoing basis and in the Trust’s registration statement to the extent required by law.

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11. Representations and Warranties of the Manager. The Manager hereby represents and warrants as follows:

(i)	It is duly organized and validly existing and has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement;
(ii)	The performance of its obligations under this Agreement does not conflict with any law, regulation or order to which it is subject;
(iii)	The Manager has been duly appointed by the Board of Trustees of the Trust and shareholders of the Trust to provide investment services to the Funds as contemplated by this Agreement and is authorized to delegate any and all duties and obligations thereunder;
(iv)	The Manager has received the Adviser’s Privacy Policy and Part 2 of Form ADV of the Adviser at least 48 hours prior to the date of the execution of this Agreement;
(v)	The Manager is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed;
(vi)	The Manager is a member of the NFA and is registered under the CEA as a commodity pool operator;
(vii)	The Funds (as defined in Schedule A hereto) are each a “qualified eligible person” (“QEP”) as defined in Regulation 4.7 under the CEA and consent to being treated as an exempt account under CFTC Regulation 4.7(c);
(viii)	Upon request, the Manager will deliver to the Adviser a true and complete copy of the Trust’s registration statement with respect to the Funds, as effective from time to time, such other documents or instruments governing the investments of the Funds, if applicable, and such other information as is necessary for the Adviser to carry out its obligations under this Agreement; and
(ix)	The organization and structure of the Funds and the conduct of the business of the Funds as contemplated by this Agreement, complies, and shall at all times comply, with the requirements imposed upon the Manager and the Funds by applicable law.

12. Anti-Money Laundering Representation and Warranties. The Manager represents, warrants and agrees that:

(i)	the Trust has implemented anti-money laundering policies and procedures that are reasonably designed to comply with the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 and any other applicable anti-money laundering laws and regulations, and, where appropriate, the Trust may reasonably rely on broker-dealers and other intermediaries to implement anti-money laundering policies and procedures;
(ii)	the Manager (or any person controlling or controlled by the Manager; any person having a beneficial interest in the Manager; or any person for whom the Manager is acting as agent or nominee in connection with the assets of the Funds) is not (i) an individual or entity named on any available lists of known or suspected terrorists, terrorist organizations or of other sanctioned persons issued by the United States government and the government(s) of any jurisdiction(s) in which the Manager is doing business, including the list of specially designated nationals and blocked persons administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) as such list may be amended from time to time (commonly known as the “SDN List” administered by OFAC, as such list may
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be amended from time to time; (ii) an individual or entity otherwise prohibited by the OFAC sanctions programs; or (iii) a current or former senior foreign political figure (“SFPF”)1 or politically exposed person (“PEP”),2 or an immediate family member or close associate of such an individual; and

(iii)	it is not a prohibited foreign shell bank,[3] nor does it receive investments from prohibited foreign shell banks; and
(iv)	it will notify the Adviser promptly in writing should the Manager become aware of any change in the information set forth in these representations; and upon reasonable request by the Adviser, it will provide such information as the Adviser may need to satisfy applicable anti-money laundering laws and regulations.

13. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for two years after its initial approval as to each Fund and thereafter for periods of one year for so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of the Board who are not parties to this Agreement or interested persons of any such party, cast in person to the extent required by the Investment Company Act at a meeting called for the purpose of voting on such approval and agreed by the Adviser, or (b) by vote of a majority of the outstanding voting securities of each Fund; provided, however, that if, in connection with (b), the shareholders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, (a) by the Manager upon not less than (30) thirty days nor more than (60) sixty days prior notice to the Adviser, (b) by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund on not less than (30) thirty days nor more than (60) sixty days written notice to the Adviser, or (c) by the Adviser at any time without the payment of any penalty, on sixty (60) days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment.

A notice period provided in this Section may be waived by the party required to be notified, in their absolute discretion.

1        A “senior foreign political figure” is defined as (a) a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise; (b) a corporation, business, or other entity that has been formed by, or for the benefit of, any such individual; (c) an immediate family member of any such individual; and (d) a person who is widely and publicly known (or is actually known) to be a close associate of such individual. For purposes of this definition, a “senior official” or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources; and “immediate family member” means a spouse, parents, siblings, children and spouse’s parents or siblings.

2        A “politically exposed person” (“PEP”) is a term used for individuals who are or have been entrusted with prominent public functions in a foreign country, for example, Heads of State or of government, senior politicians, senior government, judicial or military officials, senior executives of state owned corporations, important political party officials. Business relationships with family members or close associates of PEPs involve reputational risks similar to those with PEPs themselves.

3        A “prohibited foreign shell bank” is a foreign bank that does not have a physical presence in any country, and is not a “regulated affiliate,” i.e., an affiliate of a depository institution, credit union, or foreign bank that (i) maintains a physical presence in the U.S. or a foreign country, and (ii) is subject to banking supervision in the country regulating the affiliated depository institution, credit union, or foreign bank.

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As used in this Section 13, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the Investment Company Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC under said Act.

14. Severability. If any provision of this Agreement shall be held or made invalid or unenforceable by a court of competent jurisdiction, statute, rule or otherwise, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be valid and enforceable in any respect, it will not be given effect, and the remainder of the Agreement will be enforced as if such provision had never been included.

15. Amendments. This Agreement may be amended by mutual written consent, subject to approval by the Board and each Fund’s shareholders to the extent required by the Investment Company Act.

16. Miscellaneous.

(a) Governing Law and Venue. This Agreement shall be governed by the laws of Texas without giving effect to any conflict of law provisions thereof.

(b) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

(c) No Implied Waiver. Either party’s failure to insist in any one or more instances upon strict performance by the other party of the terms of this Agreement shall not be construed as a waiver of any continuing or subsequent failure to perform or delay in performance of any term hereof.

(d) Entire Agreement. This Agreement constitutes the entire understanding between the parties and supersedes any and all prior or contemporaneous understandings and agreements, whether oral or written, between the parties, with respect to the subject matter hereof.

(e) Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

(f) Electronic Delivery. Each party hereby agrees and provides its consent to have the other party electronically deliver Account Communications. “Account Communications” means all current and future account statements; privacy statements; audited financial information; this Agreement (including all supplements and amendments hereto); the Adviser’s Form ADV and updates thereto; notices and other information, documents, data and records regarding the Fund assets. Electronic communications include e-mail delivery as well as electronically making available to each party Account Communications on the other party’s Internet site, if applicable. By signing this Agreement, each party consents to electronic delivery as described in the three preceding sentences. It is each party’s affirmative obligation to notify the other party in writing if the party’s e-mail address changes. Each party may revoke or restrict its consent to electronic delivery of Account Communications at any time by notifying the other party, in writing, of its intention to do so.

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Neither party nor its affiliates will be liable for any interception of Account Communications. Each party should note that no additional charge for electronic delivery will be assessed, but the other party may incur charges from its Internet service provider or other Internet access provider. In addition, there are risks, such as systems outages, that are associated with electronic delivery.

(g) Notices. Any notices required to be given hereunder may be delivered by hand, facsimile, deposited with a nationally recognized overnight carrier, or mailed by certified mail or electronic mail, return receipt requested, postage prepaid, in each case, to the address of the other party listed below (or such other address as may be furnished by a party in accordance with this paragraph). All such notices or communications shall be deemed to have been given and received (a) in the case of personal delivery or facsimile, on the date of such delivery, (b) in the case of delivery by a nationally recognized overnight carrier, the earlier of (i) the date of receipt or (ii) the third business day following dispatch and (c) in the case of mailing, on the seventh business day following such mailing. All such notices shall be delivered to:

A.	If to the Manager:

American Beacon Advisors, Inc.

220 East Las Colinas Blvd.
Suite 1200
Irving, Texas 75039

Attention: Chief Investment Officer

with a copy to General Counsel at the same address.

Facsimile: 817-391-6131

Email: paul.cavazos@ambeacon.com

With cc to: rim.legal@resolutemanagers.com

B.	If to the Adviser:

AHL Partners LLP

c/o Man Investments

1345 Avenue of the Americas, 21st Floor

New York, NY 10105

Attention: US Legal

Facsimile: 212- 224-7210

Email: legalUS@maninvestments.com

17. Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Amended and Restated Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more Fund, the obligations

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hereunder shall be limited to the respective assets of that Fund. The Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Funds, nor from the Board or any individual Board member.

A copy of the Amended and Restated Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is not binding upon any of the trustees, officers, or shareholders of the Trust individually.

18. CFTC Legend. PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Man Investments Limited, as managing member of AHL Partners LLP:

By:	/s/ Andrew Radford
Authorized Signatory
Name:	Andrew Radford
Title:	Authorized Signatory

By:	/s/ Aurelia Bonfanti
Authorized Signatory
Name:	Aurelia Bonfanti
Title:	Authorized Signatory

American Beacon Advisors, Inc.
By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Executive Officer
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Schedule A

To the

Investment Advisory Agreement

Between

American Beacon Advisors, Inc.

and

AHL Partners LLP

American Beacon Advisors, Inc. (“Manager”) shall pay compensation to AHL Partners LLP (“Adviser”) pursuant to Section 4 of the Investment Advisory Agreement between the Manager and the Adviser for rendering investment management services with respect to the American Beacon AHL Trend ETF (“Fund”) a fee of [  ] basis points ([  ]%) for all Fund assets under Adviser’s management.

The fee payable hereunder shall be computed based on the average daily net assets of the Fund, including assets invested by the Fund in the Fund’s wholly-owned subsidiary, the American Beacon Cayman Trend Company, Ltd.

If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar month, the fee shall be prorated based on the portion of such calendar month during which the Agreement was in force.

Dated: as of December 29, 2023

Man Investments Limited, as managing member of AHL Partners LLP:

By:	/s/ Andrew Radford
Authorized Signatory
Name:	Andrew Radford
Title:	Authorized Signatory

By:	/s/ Aurelia Bonfanti
Authorized Signatory
Name:	Aurelia Bonfanti
Title:	Authorized Signatory

American Beacon Advisors, Inc.
By:	/s/ Jeffrey K. Ringdahl
Jeffrey K. Ringdahl
President and Chief Executive Officer
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